UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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☐	Soliciting Material under § 240.14a-12
LENSAR, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LENSAR, Inc.
2800 Discovery Drive
Orlando, Florida 32826
April 5, 2021
Dear Fellow Stockholders:
On behalf of the Board of Directors, I cordially invite you to attend the 2021 annual meeting of stockholders (the “Annual Meeting”) of LENSAR, Inc., which will be held on Tuesday, May 18, 2021, beginning at 11:30 a.m., Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast.
In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on March 25, 2021 a Notice of Internet Availability of Proxy Materials. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.
Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting.
Your vote is important to us. Please act as soon as possible to vote your shares. It is important that your shares be represented at the meeting whether or not you plan to attend the Annual Meeting via the Internet. Please vote electronically over the Internet, by telephone or, if you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the Annual Meeting. Instructions on how to vote while participating at the meeting live via the Internet are posted at www.virtualshareholdermeeting.com/LNSR2021.
On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.
/s/ William J. Link, PhD
William J. Link, PhD
Chairman of the Board

LENSAR, Inc.
2800 Discovery Drive
Orlando, Florida 32826
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2021
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LENSAR, Inc., a Delaware corporation, will be held on Tuesday, May 18, 2021, at 11:30 a.m., Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LNSR2021. For instructions on how to attend and vote your shares at the Annual Meeting, see the information in the accompanying Proxy Statement in the section titled “General Information about the Annual Meeting and Voting—How can I attend and vote at the Annual Meeting?”
The Annual Meeting is being held:
1.
to elect John P. McLaughlin, Elizabeth G. O'Farrell and Gary M. Winer as Class I directors to hold office until the Company’s annual meeting of stockholders to be held in 2024 and until their respective successors have been duly elected and qualified;

2.	to ratify, in a non-binding vote, the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and
3.	to transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.
These items of business are described in the Proxy Statement that follows this notice. Holders of record of our common stock as of the close of business on March 25, 2021 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment thereof.
Your vote is important. Voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.
By Order of the Board of Directors
/s/ Nicholas T. Curtis
Nicholas T. Curtis
Chief Executive Officer
Orlando, Florida
April 5, 2021
This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 5, 2021.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting:
This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

i

ii

LENSAR, Inc.
2800 Discovery Drive
Orlando, Florida 32826
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2021
This proxy statement (the “Proxy Statement”) and our annual report for the fiscal year ended December 31, 2020 (the “Annual Report” and, together with this Proxy Statement, the “proxy materials”) are being furnished by and on behalf of the board of directors (the “Board” or “Board of Directors”) of LENSAR, Inc. (the “Company,” “LENSAR,” “we,” “us,” or “our”), in connection with our 2021 annual meeting of stockholders (the “Annual Meeting”). The Notice of Annual Meeting and this Proxy Statement are first being distributed or made available, as the case may be, on or about April 5, 2021.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
When and where will the Annual Meeting be held?
The Annual Meeting will be held on Tuesday, May 18, 2021 at 11:30 a.m., Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LNSR2021 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the as of the close of business on March 25, 2021 (the “Record Date”).
What are the purposes of the Annual Meeting?
The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:
•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.
•	Proposal No. 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.
Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?
At the date this Proxy Statement went to press, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?
The rules of the Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement and the Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”) provides instructions on how to access and review on the Internet all of the proxy materials. The Notice and Access

Card also instructs you as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials described in the Notice and Access Card.
What does it mean if I receive more than one Notice and Access Card or more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice and Access Card or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.
Can I vote my shares by filling out and returning the Notice and Access Card?
No. The Notice and Access Card identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and Access Card and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice and Access Card. The paper proxy card you receive will also provide instructions as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign and date the proxy card, and return it in the envelope provided.
Who is entitled to vote at the Annual Meeting?
Holders of record of shares of our common stock as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were 10,932,703 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.
To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 11:30 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 11:15 a.m., Eastern Time, and you should allow ample time for the check-in procedures.
What is the difference between being a “record holder” and holding shares in “street name”?
A record holder (also called a “registered holder”) holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank, broker or other nominee on the holder’s behalf.
What do I do if my shares are held in “street name”?
If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or the proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.
How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The holders of a majority in voting power of the Company’s capital stock issued and outstanding and entitled to vote, present electronically or represented by proxy constitutes a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.

Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.
What are “broker non-votes”?
A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion. Proposal No. 1 is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Proposal No. 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.
What if a quorum is not present at the Annual Meeting?
If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or electronically, if applicable, or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.
How do I vote my shares without attending the Annual Meeting?
We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:
•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice and Access Card or proxy card;
•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or
•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.
Internet and Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 17, 2021.
If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted.
How can I attend and vote at the Annual Meeting?
We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/LNSR2021. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:
•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/LNSR2021.
•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/LNSR2021 on the day of the Annual Meeting.
•	Webcast starts at 11:30 a.m., Eastern Time.
•	You will need your 16-Digit Control Number to enter the Annual Meeting.
•	Stockholders may submit questions while attending the Annual Meeting via the Internet.
•	Webcast replay of the Annual Meeting will be available until May 17, 2022.
To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date.
Will there be a question and answer session during the Annual Meeting?
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during or prior to the meeting that are pertinent to the Company and the meeting matters, as time permits. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•	irrelevant to the business of the Company or to the business of the Annual Meeting;
•	related to material non-public information of the Company, including the status or results of our business since our Annual Report on Form 10-K;
•	related to any pending, threatened or ongoing litigation;
•	related to personal grievances;
•	derogatory references to individuals or that are otherwise in bad taste;
•	substantially repetitious of questions already made by another stockholder;
•	in excess of the two question limit;
•	in furtherance of the stockholder’s personal or business interests; or
•	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support at 844-986-0822 or 303-562-9302 if dialing internationally.
How does the Board recommend that I vote?
The Board recommends that you vote:
•	FOR the nominees to the Board set forth in this Proxy Statement.
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.

How many votes are required to approve each proposal?
The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:
Proposal	Votes Required	Voting Options	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None(1)	No(3)

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”	None(2)	Yes(4)
(1)	Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting.
(2)	A vote marked as an “Abstention” is not considered a vote cast and will, therefore, not affect the outcome of this proposal.
(3)	As this proposal is not considered a discretionary matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal.
(4)
As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal, and we do not expect any broker non-votes on this matter.

What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.
Who will count the votes?
Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and a representative of Broadridge will act as inspector of election.
Can I revoke or change my vote after I submit my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:
•	sending a written statement to that effect to the attention of our Chief Financial Officer and Secretary at our corporate offices, provided such statement is received no later than May 17, 2021;
•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on May 17, 2021;

•	submitting a properly signed proxy card with a later date that is received no later than May 17, 2021; or
•	attending the Annual Meeting, revoking your proxy and voting again.
If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy online at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.
Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote online at the Annual Meeting.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
Why hold a virtual meeting?
We want to use the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. Furthermore, as part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, in light of the ongoing pandemic related to COVID-19, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders and a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world.

PROPOSAL NO. 1 ELECTION OF DIRECTORS
Board Size and Structure
Our amended and restated certificate of incorporation, as currently in effect (“Certificate of Incorporation”) provides that the number of directors shall be established from time to time by our Board of Directors. Our Board of Directors has fixed the number of directors at seven, and we currently have seven directors serving on the Board.
Our Certificate of Incorporation provides that the Board be divided into three classes, designated as Class I, Class II and Class III. Each class of directors must stand for re-election no later than the third annual meeting of stockholders subsequent to their initial appointment or election to the Board, provided that the term of each director will continue until the election and qualification of his or her successor and is subject to his or her earlier death, resignation or removal. Generally, vacancies or newly created directorships on the Board will be filled only by vote of a majority of the directors then in office although less than a quorum, or by a sole remaining director. A director appointed by the Board to fill a vacancy will hold office until the next election of the class for which such director was chosen, subject to the election and qualification of his or her successor and his or her earlier death, resignation, retirement, disqualification or removal.
Current Directors and Terms
Our current directors and their respective classes and terms are set forth below.
Class I Directors – Current Term Ending at 2021 Annual Meeting	Class II Directors – Current Term Ending at 2022 Annual Meeting	Class III Directors – Current Term Ending at 2023 Annual Meeting
John P. McLaughlin Elizabeth G. O'Farrell Gary M. Winer	Nicholas T. Curtis Aimee S. Weisner	Richard L. Lindstrom, MD William J. Link, PhD
Nominees for Director
Mr. McLaughlin, Ms. O’Farrell and Mr. Winer have been nominated by the Board to stand for election. As the directors assigned to Class I, Mr. McLaughlin, Ms. O’Farrell and Mr. Winer’s current terms of service will expire at the Annual Meeting. If elected by the stockholders at the Annual Meeting, Mr. McLaughlin, Ms. O’Farrell and Mr. Winer will each serve for a term expiring at our annual meeting of stockholders to be held in 2024 (the “2024 Annual Meeting”) and the election and qualification of his or her successor or until his or her earlier death, resignation or removal.
Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.
Information About Board Nominees and Continuing Directors
The following pages contain certain biographical information as of March 25, 2021 for each nominee for director and each director whose term as a director will continue after the Annual Meeting, including all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the director or nominee currently serves as a director or has served as a director during the past five years.
We believe that all of our directors and nominees display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its committees, as applicable; skills and personality that complement those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background;

and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.
Nominees for Election to Three-Year Terms Expiring No Later than the 2024 Annual Meeting
Class I Directors	Age	Director Since	Current Position with LENSAR
John P. McLaughlin	69	2017	Director
Elizabeth G. O'Farrell	56	2021	Director
Gary M. Winer	61	2018	Director
John P. McLaughlin has served as a member of our board of directors since May 2017. Mr. McLaughlin was appointed a director of PDL BioPharma, Inc. in October 2008 and served as its Chief Executive Officer from December 2008 until his retirement in December 2018. He was the Chief Executive Officer and a director of Anesiva, Inc., formerly known as Corgentech, Inc., a publicly-traded biopharmaceutical company, from January 2000 to June 2008. From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President. From January 1985 to September 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Prior to that, Mr. McLaughlin served as counsel to various subcommittees of the United States House of Representatives, where he drafted numerous measures that became Food and Drug Administration laws. Mr. McLaughlin has co-founded two companies: Eyetech Pharmaceuticals, Inc., where he served as Chairman of the board of directors from 2000 until 2006, and Peak Surgical, Inc., where he was a director from 2005 until it was acquired by Medtronic in 2011. Additionally, Mr. McLaughlin has previously served on the board of directors for the following publicly-traded biopharmaceutical companies: AxoGen, Inc., from 2012 until 2014, Adverum Biotechnologies, Inc., from 2014 until 2016, and Seattle Genetics, Inc., from 2007 until 2016. Mr. McLaughlin also served on the board of directors of Noden Pharma DAC, a private biopharmaceutical company, from July 2016 until its sale in 2020. Since September 2019, he has served on the board of directors of Rockwell Medical Inc. He received a B.A. from the University of Notre Dame and a J.D. from Catholic University of America. We believe Mr. McLaughlin is qualified to serve as a member of our board of directors due to his extensive management and directorship experience in the healthcare industry.
Elizabeth G. O’Farrell, has served as a member of our board of directors since February 2021. Ms. O’Farrell previously served 24 years with Eli Lilly and Company, or Eli Lilly, a pharmaceutical company, most recently as chief procurement officer and head of global shared services from January 2012 to December 2017, until her retirement. At Eli Lilly, she advanced through various executive management positions, including senior vice president, policy and finance; senior vice president, finance; chief financial officer, Lilly USA; chief financial officer, Lilly Canada; and general auditor. Before joining Eli Lilly, Ms. O’Farrell was an accountant with Boise Cascade Office Products and auditor at Whipple & Company and Price Waterhouse, LLP. Currently, she serves on the board of directors of Geron Corporation, since March 2019, Inhibikase Therapeutics, Inc., since April 2019 and PDL BioPharma, Inc., since June 2018 and also serves as the chairperson of the PDL BioPharma, Inc. Board. Ms. O’Farrell also served as a board member of the YMCA of Greater Indianapolis from 2006 until 2017, including as its chairperson from 2014 to 2016. Ms. O’Farrell holds a B.S. in accounting with honors and an M.B.A. in management information systems, both from Indiana University. We believe Ms. O’Farrell is qualified to serve as a member of our board of directors because of her extensive experience as a senior executive of a major pharmaceutical company with global operations and significant financial experience. In addition to these skills and qualifications, the Board also considered Ms. O’Farrell’s gender diversity in connection with her appointment and the Board’s objectives of assembling the best qualified group to perform the oversight function of the Board.
Gary M. Winer has served as a member of our board of directors since April 2018. Since April 2019, Mr. Winer has served as the president and chief executive officer of ORGENTEC Diagnostika GmbH, a private equity owned specialty manufacturer of autoimmune and infectious disease diagnostic tests. Since January 2015, Mr. Winer also works as a consultant for DRC Health Care Advisors, which consults with companies in the biopharma, medical device and diagnostic health sectors, including the Noden Pharma DAC business of PDL where he executed a ten-month project to establish a commercialization and distribution partnership in Japan. From 2003 to January 2013, Mr. Winer served as divisional vice president for Abbott Laboratories, or Abbott, a public company focusing on multinational medical devices and healthcare, in Abbott’s Latin America and Canadian diagnostic business unit, divisional vice president for Abbott’s U.S. Commercial Operations, and corporate vice president and president for Abbott Japan. After AbbVie, Inc., or AbbVie, separated from Abbott in January 2013, Mr. Winer served as AbbVie Japan’s executive president and chief executive officer until March 2014. For over 25 years, Mr. Winer has been proving his leadership abilities in the healthcare and biopharmaceutical industry on an international platform that includes such notable markets as the United States, Europe, Latin America, Asia, and Japan. In addition to serving on the board of directors for our company, Mr. Winer also serves on the board of directors for several private healthcare companies. We believe Mr. Winer is qualified to serve as a member of our board of directors due to his experience leading and managing biotechnology companies, as well as his healthcare industry knowledge and his experience serving on the board of directors of other companies.
Class II Directors Whose Terms Expire at the 2022 Annual Meeting of Stockholders
Class II Directors	Age	Director Since	Current Position at LENSAR
Nicholas T. Curtis	65	2012	Chief Executive Officer and Director
Aimee S. Weisner	52	2021	Director
Nicholas T. Curtis has served as our Chief Executive Officer and as a member of our board of directors since February 2012. Prior to this, Mr. Curtis served as our chief commercial officer from August 2010 until February 2012. Before joining us, Mr. Curtis was the vice president of sales and chief commercial officer of WaveTec Vision Systems, Inc., a privately held ophthalmic medical device company. Mr. Curtis served as a senior vice president of sales and marketing at STAAR Surgical Company, a publicly held company specializing in the manufacturing and marketing of ophthalmic surgery devices, from August 2002 until August 2008. Mr. Curtis has a B.S. from Northwestern University. We believe Mr. Curtis is qualified to serve as a member of our board of directors due to his extensive experience in the ophthalmology industry and long history with our company.
Aimee S. Weisner has served on our board of directors since February 2021. Ms. Weisner is also a current member of the Board of Directors for Glaukos Corporation, an ophthalmic medical technology and pharmaceutical company, where she has served as a Director since July 2014, as well as the Board of Directors for Oyster Point Pharma, Inc., a clinical-stage biopharmaceutical company focused on therapies to treat ocular surface diseases, where she has served as a Director since October 2019. Ms. Weisner was corporate vice president, general counsel of Edwards Lifesciences Corporation from January 2011 until her retirement in July 2019. From May 2009 to December 2010, she was engaged in private practice and served as legal advisor to public pharmaceutical and medical device companies located in Southern California. Prior to this, from June 2002 to May 2009, Ms. Weisner served in a number of positions at Advanced Medical Optics, Inc. (acquired by Abbott Laboratories), including executive vice president, administration and secretary. From January 1998 to June 2002, Ms. Weisner served in a number of positions at Allergan, Inc., including vice president, assistant general counsel and assistant secretary. Ms. Weisner holds a B.A. from California State University, Fullerton, and a J.D. from Loyola Law School, Los Angeles, and began her legal career as an associate at the law firm of O’Melveny & Myers LLP. We believe Ms. Weisner is qualified to serve on our board of directors because of her extensive in-house legal and compliance experience with different medical device companies, including an in-depth understanding of regulatory and reimbursement issues, intellectual property, corporate governance, risk management, corporate transactions, human resources, and internal audit. In addition to these qualifications and relevant experience, the Board also considered Ms. Weisner’s gender diversity in connection with her appointment and the Board’s objectives of assembling the best qualified group to perform the oversight function of the Board.
Class III Directors Whose Terms Expire at the 2023 Annual Meeting of Stockholders
Class III Directors	Age	Director Since	Current Position at LENSAR
Richard L. Lindstrom, MD	73	2019	Director
William J. Link, PhD	74	2018	Chairperson
William J. Link, PhD, has served as a member and chairperson of our board of directors since November 2017. Dr. Link is the co-founder of two healthcare investment firms: in 2016 Dr. Link co-founded and is Managing Partner of Flying L Partners, and Dr. Link is a co-founder and a Managing Director of Versant Ventures Management LLC, or Versant Ventures, which was founded in 1999. Dr. Link has also been a general partner at Brentwood Venture Capital, a venture capital firm and private equity company, since March 1998. Previously, Dr. Link served as founder, chairman, and chief executive officer of Chiron Vision Corporation, an ophthalmic medical device company which was sold to Bausch & Lomb, Inc. in 1997. Before his time with Chiron Vision Corporation, Dr. Link founded and served as president of American Medical Optics, or AMO, a division of American Hospital Supply Corporation, which was sold to Allergan in 1986. Later, he served on the board of directors of AMO’s successor company, Advanced Medical Optics, which was acquired by Abbott in 2009. Before entering the healthcare industry, Dr. Link was an assistant professor in the Department of Surgery at the Indiana University School of Medicine. Dr. Link also serves on the board of directors of several private companies and three public companies: Oyster Point Pharma since July 2015, Edwards Lifesciences since May 2009 and Chairman of Glaukos Corporation since June 2001. Dr. Link previously served on the board of directors of Second Sight Medical Products from 2004 until May 2020. Dr. Link received a B.S., an M.S. and a Ph.D. in mechanical engineering from Purdue University. We believe Dr. Link is qualified to serve as chairperson of our board of directors due to his extensive experience as a founder of multiple healthcare-related companies, his medical background, and his experience serving on the board of directors of other companies.
Richard L. Lindstrom, MD, has served as a member of our board of directors since February 2018. Dr. Lindstrom is the founder and an attending surgeon at Minnesota Eye Consultants P.A., a private medical practice specializing in ophthalmology, since 1989. Since 1995, Dr. Lindstrom has served as chief executive officer and the chairman of the board of directors of Lindstrom Restoration, a privately held company specializing in restoration and contaminant mitigation. Since January 2007, Dr. Lindstrom has served as the chief medical officer and member of the board of directors of AcuFocus, Inc., an ophthalmic medical device company. Dr. Lindstrom has served as a member of the board of directors of Ocular Therapeutix, Inc. since 2012, Harrow Health, Inc. since 2015 and TearLab Corporation since 2010. Dr. Lindstrom served as associate director of the Minnesota Lions Eye Bank from 1987 to 2017 and as a trustee of the University of Minnesota Foundation for four terms. He is a medical advisor for several medical device and pharmaceutical manufacturers and serves on the boards or directors of several privately-held life science companies. Dr. Lindstrom previously served as President of the International Society of Refractive Surgery, the International Intraocular Implant Society, the International Refractive Surgery Club and the American Society of Cataract and Refractive Surgery. From 1980 to 1989, he served as a professor of ophthalmology at the University of Minnesota, where he is currently adjunct clinical professor emeritus. Dr. Lindstrom holds a B.A. in Pre-Medical Studies, a B.S. in Medicine and an M.D. from the University of Minnesota. We believe that Dr. Lindstrom is qualified to serve as a member of our board of directors because of his practical experience and background in ophthalmology and extensive experience serving on the board of directors of other life science companies.
Board Recommendation
The Board of Directors unanimously recommends a vote FOR the election of each of John P. McLaughlin, Elizabeth G. O'Farrell and Gary M. Winer as a Class I director to hold office until the 2024 Annual Meeting and until his or her successor has been duly elected and qualified.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The audit committee appoints our independent registered public accounting firm. In this regard, the audit committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the audit committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2020. As we were a majority-owned subsidiary of PDL BioPharma, Inc. prior to our October 2020 spin-off from PDL BioPharma, Inc., we did not have an independent registered public accounting firm. We engaged PricewaterhouseCoopers LLP as our independent registered accounting firm in November 2020. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the audit committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
Although ratification is not required by our amended and restated bylaws (“Bylaws”) or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and it is a good corporate governance practice. If our stockholders do not ratify the selection, it will be considered as notice to the Board and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.
Audit, Audit-Related, Tax and All Other Fees
The following table sets forth the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to LENSAR in each of the last two fiscal years.
	Year Ended December 31,
	2020	2019
Audit Fees	$865,000	$—
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,900	—
Total	$867,900	$—
Audit Fees
Audit fees consisted of aggregate fees billed for assurance and related professional services rendered by our independent public accounting firm for the audit of our annual financial statements, review of financial statements included in our quarterly report on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements, including the issuance of consents in connection with registration statement filings.
All Other Fees
All other fees consisted of licenses for accounting research and other tools.
Pre-Approval Policies and Procedures
The formal written charter for our audit committee requires that the audit committee pre-approve all audit and non-audit services to be provided to us by our independent registered public accounting firm, other than services approved in accordance with appropriate pre-approval policies established by the audit committee and applicable SEC rules.

The audit committee’s policy generally provides that the audit committee will not engage an independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the audit committee or (ii) entered into pursuant to the pre-approval policies and procedures. Unless a type of service to be provided by our independent registered public accounting firm has received this latter general pre-approval under the pre-approval policy, it requires specific pre-approval by the audit committee. Without limiting the foregoing, the audit committee may delegate authority to one or more independent members of the committee to grant pre-approvals of audit and permitted non-audit services, and any such pre-approvals must be presented to the audit committee at its next scheduled meeting.
Following our separation from PDL BioPharma, Inc., all of the services listed in the table above were preapproved by our audit committee.
Board Recommendation
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
Audit Committee Report
The Audit Committee of the Board of Directors has furnished the following report, in accordance with rules established by the Securities and Exchange Commission (“SEC”), for inclusion in this Proxy Statement.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2020, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed and discussed with management the internal audit plan for the year ended December 31, 2020. Furthermore, the Audit Committee reviewed and discussed with the Company’s management the Company’s design and functioning of its internal controls over financial reporting. The Audit Committee reviewed with PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered the compatibility of non-audit services with PricewaterhouseCoopers LLP’s independence.
The Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for their audit. The Audit Committee regularly meets with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examination, the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The Audit Committee nominates PricewaterhouseCoopers LLP for appointment by the Company’s shareholders as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
Submitted by the Audit Committee of the Company’s Board of Directors
Elizabeth G. O’Farrell, Chair of the Committee
William J. Link, Ph.D.
Richard L. Lindstrom, M.D.
Gary M. Winer

EXECUTIVE OFFICERS
The table below identifies and sets forth certain biographical and other information regarding our executive officers as of March 25, 2021. There are no family relationships among any of our executive officers or directors.
Executive Officer	Age	Position	In Current Position Since
Nicholas T. Curtis	65	Chief Executive Officer and Director	2012
Alan B. Connaughton	49	Chief Operating Officer	2015
Thomas R. Staab, II	53	Chief Financial Officer	2020
See page 9 of this Proxy Statement for the biography of Nicholas T. Curtis.
Alan B. Connaughton has served as our chief operating officer since April 2015. Prior to this, Mr. Connaughton was our vice president of operations from January 2008 until April 2015. Mr. Connaughton has over 20 years of experience working with medical device companies. Mr. Connaughton received a B.S. from University College Galway, an M.S. from Queens University College and an M.B.A. from Rollins College.
Thomas R. Staab, II has served as our Chief Financial Officer since May 2020. Before joining us, Mr. Staab served as a Senior Vice President, Chief Financial Officer and Treasurer at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company, from July 2011 to February 2020. Prior to BioCryst, Mr. Staab served as Executive Vice President, Chief Financial Officer and Treasurer of Inspire Pharmaceuticals from May 2003 through its acquisition by Merck & Co., Inc. in May 2011, and acting Chief Financial Officer and Treasurer at Triangle Pharmaceuticals, Inc. through its acquisition by Gilead Sciences, Inc. in 2003. Before joining the biopharmaceutical industry, Mr. Staab spent eight years working for PricewaterhouseCoopers LLP providing audit and business advisory services to national and multi-national corporations in various industries. He is a Certified Public Accountant and received a B.S. in Business Administration and a Master of Accounting from the University of North Carolina at Chapel Hill.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found in the “Corporate Governance” section of the “Investor Relations” page of our website located at www.lensar.com, or by writing to our Secretary at our offices at 2800 Discovery Drive, Orlando, Florida, 32826. Among the topics addressed in our Corporate Governance Guidelines are:
•	Board independence and qualifications	•	Stock ownership
•	Executive sessions of independent directors	•	Board access to senior management
•	Selection of new directors	•	Board access to independent advisors
•	Director orientation and continuing education	•	Board self-evaluations
•	Limits on board service	•	Board meetings
•	Change of principal occupation	•	Meeting attendance by directors and non-directors
•	Term limits	•	Meeting materials
•	Director responsibilities	•	Board committees, responsibilities and independence
•	Director compensation	•	Succession planning
Board Leadership Structure
Our board of directors does not have a policy on whether the role of the chairperson and chief executive officer should be separate and, if it is to be separate, whether the chairperson should be selected from the non-employee directors or be an employee and if it is to be combined, whether a lead independent director should be selected.
The positions of our Chair of the Board and our Chief Executive Officer are currently served by two separate persons. Dr. Link, an independent director, serves as Chairman of the Board, and Mr. Curtis serves as our Chief Executive Officer.
The Board believes that our current leadership structure of Chief Executive Officer and Chair of the Board being held by two separate individuals, with the Chair qualified as independent, is in the best interests of the Company and its stockholders and strikes the appropriate balance between the Chief Executive Officer’s responsibility for the strategic direction, day-to day-leadership and performance of our Company and the Chair of the Board’s responsibility to guide overall strategic direction of our Company and provide oversight of our corporate governance and guidance to our Chief Executive Officer and to set the agenda for and preside over Board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Accordingly, the Board will continue to periodically review our leadership structure and make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders.
Director Independence
Under our Corporate Governance Guidelines and the applicable Nasdaq Stock Market LLC (“Nasdaq”) rules (the “Nasdaq rules”), a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must not be precluded from qualifying as independent under the per se bars set forth by the Nasdaq rules.
Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Dr. Lindstrom, Dr. Link, Ms. O’Farrell, Ms. Weisner and Mr. Winer, representing five of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making these determinations, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock.

Board Committees
Our Board of Directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Each of the audit committee, the compensation committee and the nominating and corporate governance committee operates under a written charter.
Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William J. Link, PhD	X	X	X
Richard L. Lindstrom, MD	X	Chair	X
John P. McLaughlin
Elizabeth G. O'Farrell.	Chair
Aimee S. Weisner		X
Gary M. Winer	X	X	Chair
Audit Committee
Our audit committee is responsible for, among other things:
•	overseeing our accounting and financial reporting process;
•
appointing, compensating, retaining and overseeing the work of our independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•	discussing with our independent auditor any audit problems or difficulties and management’s response;
•
pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the Securities and Exchange Commission);

•	reviewing and discussing our annual and quarterly financial statements with management and our independent auditor;
•	discussing our risk management policies;
•	reviewing and approving or ratifying any related person transactions;
•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report required by SEC rules.
Our audit committee currently consists of William J. Link, PhD, Richard L. Lindstrom, MD, Elizabeth G. O’Farrell, and Gary M. Winer, with Ms. O’Farrell serving as chair. All members of our audit committee meet the requirements for financial literacy under the applicable Nasdaq rules and regulations. Our Board of Directors has affirmatively determined that each member of our audit committee qualifies as “independent” under Nasdaq’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act of 1934, as amended (the “Exchange Act”) applicable audit committee members. In addition, our Board of Directors has determined that Ms. O’Farrell, Dr. Link, Dr. Lindstrom and Mr. Winer each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.
Compensation Committee
Our compensation committee is responsible for, among other things:
•
reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting our Chief Executive Officer’s compensation;

•	reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;
•	reviewing and making recommendations to our board of directors regarding director compensation;
•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements; and
•	appointing and overseeing any compensation consultants;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and
•	preparing the annual compensation committee report required by SEC rules, to the extent required.
Our compensation committee currently consists of William J. Link, PhD, Richard L. Lindstrom, MD, Aimee S. Weisner, and Gary M. Winer, with Dr. Lindstrom serving as chair. Our Board of Directors has determined that each member of our compensation committee qualifies as “independent” under Nasdaq’s additional standards applicable to compensation committee members and is a “non-employee director” as defined in Section 16b-3 of the Exchange Act.
Pursuant to the compensation committee’s charter, the compensation committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Before selecting any such consultant, counsel or advisor, the compensation committee reviews and considers the independence of such consultant, counsel or advisor in accordance with applicable Nasdaq rules. We must provide appropriate funding for payment of reasonable compensation to any advisor retained by the compensation committee.
Compensation Consultants
The compensation committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the compensation committee has engaged the services of Arnosti Consulting, Inc. as its independent outside compensation consultant.
As requested by the compensation committee, in 2020, Arnosti Consulting, Inc.’s services to the compensation committee included, assisting us in developing our peer group composition, analyzing benchmarking data with respect to our executives’ overall individual compensation and providing information regarding current trends and developments in executive compensation, equity-based awards, severance agreements and employee stock purchase programs based on our peer group.
All executive compensation services provided by Arnosti Consulting, Inc. during 2020 were conducted under the direction or authority of the compensation committee, and all work performed by Arnosti Consulting, Inc. was approved by the compensation committee. Neither Arnosti Consulting, Inc. nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The compensation committee evaluated whether any work provided by Arnosti Consulting, Inc. raised any conflict of interest for services performed during 2020 and determined that it did not.
Additionally, during 2020, Arnosti Consulting, Inc. did not provide any services to us other than regarding executive, employee and director compensation and broad-based plans that do not discriminate in scope, terms, or operation, in favor of our executive officers or directors, and that are available generally to all salaried employees.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is responsible for, among other things:
•	identifying individuals qualified to become members of our Board and ensure the Board has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;
•	recommending to our Board the persons to be nominated for election as directors and to each committee of the Board;
•	developing and recommending to our Board corporate governance guidelines, and reviewing and recommending to our Board proposed changes to our corporate governance guidelines from time to time; and
•	overseeing the annual evaluations of our Board, its committees and management.

Our nominating and corporate governance committee currently consists of William J. Link, PhD, Richard L. Lindstrom, MD, and Gary M. Winer, with Mr. Winer serving as chair. Our Board has determined that each member of our nominating and corporate governance committee qualifies as “independent” under applicable Nasdaq rules applicable to nominating and corporate governance committee members.
Board and Board Committee Meetings and Attendance
During fiscal 2020, our Board of Directors met nine times, the audit committee met two times, the compensation committee met two times and the nominating and corporate governance committee met once. In 2020, each of our incumbent directors then-serving attended at least 75% of the meetings of the Board and committees on which he or she served as a member.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition on a regularly scheduled basis, but no less than twice a year, the independent directors meet in a private session that excludes management and any non-independent directors. The Chair of the Board presides at these meetings, and if absent, the non-management and independent directors in attendance, as applicable, determine which member will preside at such session.
Director Attendance at Annual Meeting of Stockholders
We do not have a formal policy regarding the attendance of our Board members at our annual meetings of stockholders, but we expect all directors to make every effort to attend any meeting of stockholders. We did not hold an annual meeting in 2020.
Director Nominations Process
The nominating and corporate governance committee is responsible for recommending candidates to serve on the Board and its committees. In considering whether to recommend any particular candidate to serve on the Board or its committees or for inclusion in the Board’s slate of recommended director nominees for election at the annual meeting of stockholders, the nominating and corporate governance committee considers the criteria set forth in our Corporate Governance Guidelines. Specifically, the nominating and corporate governance committee may take into account many factors, including: the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company; the candidate’s experience as a board member of another publicly held company; the candidate’s professional and academic experience relevant to the Company’s industry; the strength of the candidate’s leadership skills; the candidate’s experience in finance and accounting and / or executive compensation practices; whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and the candidate’s geographic background, gender, age and ethnicity. In addition, the Board will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits. In determining whether to recommend a director for re-election, the nominating and corporate governance committee will also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
We consider diversity a meaningful factor in identifying director nominees, but do not have a formal diversity policy. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
In identifying prospective director candidates, the nominating and corporate governance committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The nominating and corporate governance committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The nominating and corporate governance committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the nominating and corporate governance committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual recommendation of a slate of nominees, the nominating and corporate governance committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

Messrs. McLaughlin and Winer, both Class I director nominees, were initially recommended to serve as members of our Board by our former parent’s board of directors and members of its management. Ms. O’Farrell, also a Class I director nominee, was initially recommended to serve as a director by members of our Board. In determining to nominate each of the director nominees to be elected at the Annual Meeting, each were evaluated in accordance with our standard review process for director candidates described herein.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.
The nominating and corporate governance committee will consider director candidates recommended by stockholders, and such candidates will be considered and evaluated under the same criteria described above. Any recommendation submitted to the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected and must otherwise comply with the requirements under our Bylaws for stockholders to recommend director nominees. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, LENSAR, Inc., 2800 Discovery Drive, Orlando, Florida 32826. All recommendations for director nominations received by the Secretary that satisfy our Bylaws requirements relating to such director nominations will be presented to the nominating and corporate governance committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These timing requirements are also described under the caption “Stockholder Proposals and Director Nominations.”
Board Role in Risk Oversight
The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its audit committee, compensation committee and nominating and corporate governance committee. Each of the committees regularly reports to the Board.
The audit committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the effectiveness of internal controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance and legal functions, the audit committee reviews and discusses significant areas of our business and summarizes for the Board areas of risk and the appropriate mitigating factors. The compensation committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters. The nominating and corporate governance committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management.
Committee Charters and Corporate Governance Guidelines
Our Corporate Governance Guidelines, charters of the audit committee, compensation committee and nominating and corporate governance committee and other corporate governance information are available under the Governance section of the Investor Relations page of our website located at www.lensar.com, or by writing to our Secretary at our offices at 2800 Discovery Drive, Orlando, Florida 32826.

Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer or controller, or persons performing similar functions. Our Code of Conduct is available under the Governance section of the Investor Relations page of our website at www.lensar.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq rules concerning any amendments to, or waivers of, any provisions of our Code of Conduct.
Anti-Hedging Policy
Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from engaging in hedging transactions, short sales and transactions in publicly traded options, such as puts, calls and other derivatives involving our equity securities.
Communications with the Board
Any stockholder or any other interested party who desires to communicate with our Board of Directors, our non-management directors or any specified individual director, may do so by directing such correspondence to the attention of the Secretary, LENSAR, Inc., 2800 Discovery Drive, Orlando, Florida, 32826. The Secretary will forward the communication to the appropriate director or directors as appropriate.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2020, our “named executive officers” were Nicholas T. Curtis, our Chief Executive Officer, Alan B. Connaughton, our Chief Operating Officer, and Thomas R. Staab, II, our Chief Financial Officer.
Summary Compensation Table
The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to our named executive officer for services rendered during the years ended December 31, 2020 and 2019.
Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)	Non-equity Incentive Plan Compensation ($)(3)	All other compensation ($)(4)	Total ($)
Nicholas T. Curtis Chief Executive Officer	2020	447,692	—	7,256,255	—	288,000	12,767	8,004,714
	2019	340,000	—	132,903	—	650,000	18,727	1,141,630

Alan B. Connaughton Chief Operating Officer	2020	362,769		2,400,155	—	144,000	12,754	2,919,678
	2019	300,000	—	26,276	—	355,000	16,529	697,805

Thomas R. Staab, II Chief Financial Officer	2020	223,615	50,000	1,180,3704	—	68,340	5,301	1,527,630
(1)	For Mr. Staab, reflects a one-time discretionary bonus earned in connection with his commencement of employment, paid in 2021.
(2)
Represents the grant date fair value of stock awards during the applicable year computed in accordance with FASB ASC 718. See Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 12, 2021, for a description of the assumptions used in valuing these awards. For 2020, this column reflects the grant date fair value of the restricted stock awards granted to our named executive officers by us in July 2020, as modified in October 2020, and December 2020, as further described below. For 2020 and 2019, this column reflects the grant date fair value of a restricted stock award granted to Mr. Curtis by PDL during the applicable fiscal year, as determined using the fair market value of PDL’s common stock on the date of the grant. For 2019, this column reflects the grant date fair value of awards under our Phantom Stock Plan, which was in effect prior to the Spin-Off (as defined below in “Certain Transactions with Related Persons”), were vested upon issuance. Mr. Curtis was awarded 6,298 shares of phantom stock, which were immediately settled in shares of our common stock. Mr. Connaughton was awarded 3,943 shares of phantom stock, which were settled partially through the immediate issuance of 50 shares of our common stock to him and partially through our payment to him of $25,736 in January 2020 in satisfaction of the remainder of the award.

(3)	Represents amounts earned in the year shown and paid early in the following year under our annual performance bonus plan, as described below.
(4)
For 2020, includes a 401(k) matching contribution made by us on behalf of the named executive officer ($11,400 for Messrs. Curtis and Connaughton), a company contribution of $1,350 to Messrs. Curtis and Connaughton’s health savings accounts and $3,632 in commuting expense reimbursements and $1,660 in related tax “gross up” payments related to such commuting expense reimbursements for Mr. Staab.

Narrative Disclosure to Compensation Tables
Annual Base Salary
We pay our named executive officers a base salary to compensate them for the satisfactory performance of services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.
Effective July 21, 2020, our board of directors approved an increase in Messrs. Curtis’s and Connaughton’s base salaries from $400,000 and $345,000 to $480,000 and $360,000, respectively.
Mr. Staab’s annual base salary of $340,000 was set in connection with his commencement of employment in May 2020.
Bonus Compensation
Each year our board of directors establishes a performance-based annual bonus program for our employees and our named executive officers based on individual performance, company performance or as otherwise determined appropriate.

Each named executive officer has an established target annual bonus amount. The target annual bonus amounts for each named executive officer, expressed as a percentage of annual base salary, are 60%, 40% and 30% for Messrs. Curtis, Connaughton and Staab, respectively.
For 2020, annual bonuses were based on the Company’s achievement of its corporate objectives related to financial, manufacturing, research and development, and other operational goals as well as the completion of the Spin-Off from PDL BioPharma, Inc. In December 2020, our board of directors approved cash bonus payments for the 2020 fiscal year to be paid to the named executive officers. Bonus payments were based on the board’s evaluation of previously-established performance goals for 2020, which the board of directors determined had been achieved at 100% of targeted levels.
The annual bonuses paid to our named executive officers for 2020 are reflected in the Summary Compensation Table above. Mr. Staab’s bonus was prorated for his partial year of employment. Mr. Staab also received an additional $50,000 cash bonus, which represented a sign-on bonus.
The named executive officers each elected to apply the net after-tax amount of their annual bonuses to pay tax withholding arising from the vesting of their restricted stock awards, as described below, during the remainder of 2020 and the first quarter of 2021.
Equity-Based Incentive Awards
Our equity-based incentive awards are designed to align our interests and the interests of our stockholders with those of our employees and consultants, including our named executive officers. The board of directors is responsible for approving equity grants.
On July 22, 2020, following the adoption of our 2020 Incentive Award Plan, or the 2020 Plan, we granted restricted stock awards to our named executive officers in the following amounts: Mr. Curtis, 583,109 shares; Mr. Connaughton, 195,976 shares; and Mr. Staab, 96,381 shares (the “July 2020 Awards”). The July 2020 Awards were originally scheduled to vest based on continued employment or service over three years, with 40% of the restricted shares vesting on January 22, 2021, subject to the Spin-Off; 30% of the restricted shares vesting on the date that is 18 months following the grant date; and 30% of the restricted shares vesting on the third anniversary of the grant date. The July 2020 Awards will vest on an accelerated basis upon an involuntary termination without cause, upon death or disability, and upon a change in control (as defined in the 2020 Plan).
The number of restricted shares granted to each named executive officer was intended to result in the recipient owning a percentage of our common stock at the time of the Spin-Off equal to his or her “target percentage.” The shares awarded were calculated using certain assumptions about the timing of the Spin-Off and PDL contributions expected to occur prior to the Spin-Off. As a result, the July 2020 Awards contained a “clawback” provision. At the time of the Spin-Off, our board of directors waived the clawback provision and none of the restricted shares originally granted to the named executive officers were forfeited in connection with the Spin-Off. The number of restricted stock awards retained by our named executive officers were in the following amounts: Mr. Curtis, 4,284 shares; Mr. Connaughton, 1,740 shares; and Mr. Staab, 797 shares.
On December 7, 2020, our board of directors approved awards of restricted stock to each of the named executive officers in connection with an amendment to the July 2020 Awards, which modified and extended the vesting schedule to provide for quarterly vesting of these grants rather than three cliff vesting dates as originally issued. The board of directors approved amendments to each named executive officer’s July 2020 Award to amend and extend the vesting schedule applicable to such July 2020 Award. In order to comply with tax laws and to recognize the executives’ agreement to an extension of the vesting schedule of the July 2020 Awards, each executive officer was issued an additional restricted stock award, which represented 20% of the total number of shares subject to his July 2020 Award, as follows: Mr. Curtis, 116,622 shares of restricted stock; Mr. Connaughton, 39,195 shares of restricted stock; and Mr. Staab, 19,276 shares of restricted stock. The newly-awarded restricted stock will vest on the same amended vesting schedules applicable to the amended July 2020 Award, which amended vesting schedules provide for vesting in quarterly installments over a three-year period following the amendment date, subject to continued employment or service through the vesting date. In addition, consistent with the terms of the July 2020 Awards, the restricted stock will vest on an accelerated basis in the event of a change in control of the Company, an executive officer’s death or disability, or his termination of employment by the Company other than for cause (with each such term defined in his employment agreement). The new restricted stock awards were granted pursuant to the 2020 Plan.

Offer Letters with our Named Executive Officers
Nicholas T. Curtis Employment Letter
In July 2020, we entered into an employment letter with Mr. Curtis. Pursuant to his employment letter, Mr. Curtis serves as the Chief Executive Officer of the Company and reports directly to our board of directors. Under the employment letter, Mr. Curtis is entitled to receive an annual base salary as specified above and is eligible to receive an annual performance bonus based on his target annual bonus. His annual base salary and target annual bonus will be subject to review by our board of directors or its compensation committee on an annual basis. The actual amount of any such bonus will be determined by reference to the attainment of applicable performance objectives, as determined by the Company’s board of directors, and to Mr. Curtis’s continued employment with us through the applicable payment date.
Mr. Curtis’s employment letter provides that if he is terminated without cause or he resigns for good reason (each as defined in the employment letter), in each case prior to a change in control (as defined in our 2020 Plan), then he is entitled to the following: (1) a lump sum payment equal to the sum of (i) his base salary as in effect immediately prior to the separation, (ii) his target bonus for the year in which the separation occurs, and (iii) 12 months of premium payments to maintain health coverage under COBRA, and (2) accelerated vesting of such portion of his time-based equity awards as would have vested during the 12 months following his termination had he remained employed during such period.
Mr. Curtis’s employment letter further provides that if he is terminated without cause or he resigns for good reason, in each case within 12 months following a change in control, then he is entitled to the following: (1) a lump sum payment equal to the sum of (i) 18 months of base salary as in effect immediately prior to the separation, (ii) 150% multiplied by his target bonus for the year in which the separation occurs, and (iii) 18 months of premium payments to maintain health coverage under COBRA, and (2) accelerated vesting of all of his time-based equity awards.
In addition, all of his time-based equity awards will vest on an accelerated basis in the event of a change in control on or prior to December 31, 2021, provided Mr. Curtis is employed by or providing services to us on such date.
Payments due to Mr. Curtis in connection with his termination without cause or resignation for good reason are subject to his execution of a general release of claims and continued compliance with applicable restrictive covenants.
Alan B. Connaughton Employment Letter
In July 2020, we entered into an employment letter with Mr. Connaughton. Pursuant to his employment letter, Mr. Connaughton serves as the Chief Operating Officer of the Company and reports directly to our Chief Executive Officer. Under the employment letter, Mr. Connaughton is entitled to receive an annual base salary as specified above and is eligible to receive an annual performance bonus based on his target annual bonus. His annual base salary and target annual bonus will be subject to review by our board of directors or its compensation committee on an annual basis. The actual amount of any such bonus will be determined by reference to the attainment of applicable performance objectives, as determined by the Company’s board of directors, and to Mr. Connaughton’s continued employment with us through the applicable payment date.
Mr. Connaughton’s employment letter provides that if he is terminated without cause or he resigns for good reason (each as defined in the employment letter), then he is entitled to the following: (1) a lump sum payment equal to the sum of (i) 10 months of base salary, as in effect immediately prior to the separation, (ii) 85% of his target bonus for the year in which the separation occurs, and (iii) 10 months of premium payments to maintain health coverage under COBRA, and (2) accelerated vesting of such portion of his time-based equity awards as would have vested during the 12 months following his termination had he remained employed during such period.
Mr. Connaughton’s employment letter further provides that if he is terminated without cause or he resigns for good reason, in each case within 12 months following a change in control, then he is entitled to the following: (1) a lump sum payment equal to the sum of (i) 15 months of base salary as in effect immediately prior to the separation, (ii) 125% multiplied by his target bonus for the year in which the separation occurs, and (iii) 15 months of premium payments to maintain health coverage under COBRA, and (2) accelerated vesting of all of his time-based equity awards.
In addition, all of his time-based equity awards will vest on an accelerated basis in the event of a change in control on or prior to December 31, 2021, provided Mr. Connaughton is employed by or providing services to us on such date.

Payments due to Mr. Connaughton in connection with his termination without cause or resignation for good reason are subject to his execution of a general release of claims and continued compliance with applicable restrictive covenants.
Thomas R. Staab, II Employment Letter
In July 2020, we entered into an employment letter with Mr. Staab. Pursuant to his employment letter, Mr. Staab serves as the Chief Financial Officer of the Company and reports to Mr. Curtis. Under the employment letter, Mr. Staab is entitled to receive an annual base salary as specified above and is eligible to receive an annual performance bonus based on his target annual bonus. His annual base salary and target annual bonus will be subject to review by our board of directors or its compensation committee on an annual basis. The actual amount of any such bonus will be determined by reference to the attainment of applicable performance objectives, as determined by the Company’s board of directors, and to Mr. Staab’s continued employment with us through the applicable payment date.
Mr. Staab’s employment letter provides that if he is terminated without cause or he resigns for good reason (each as defined in the employment letter), in each case prior to a change in control (as defined in our 2020 Plan), then he is entitled to the following: (1) a lump sum payment equal to the sum of (i) 9 months of base salary, as in effect immediately prior to the separation, (ii) 75% of his target bonus for the year in which the separation occurs, and (iii) 9 months of premium payments to maintain health coverage under COBRA, and (2) accelerated vesting of such portion of his time-based equity awards as would have vested during the 9 months following his termination had he remained employed during such period (but no less than 25% of the unvested equity awards will vest if such termination occurs during his first year of employment). In addition, if Mr. Staab’s termination occurs during his first nine months of employment, the foregoing cash and healthcare severance benefits will be reduced by 50%.
Mr. Staab’s employment letter further provides that if he is terminated without cause or he resigns for good reason, in each case within 12 months following a change in control, then he is entitled to the following: (1) a lump sum payment equal to the sum of (i) 12 months of base salary as in effect immediately prior to the separation, (ii) his target bonus for the year in which the separation occurs, and (iii) 12 months of premium payments to maintain health coverage under COBRA, and (2) accelerated vesting of all of his time-based equity awards. In addition, if Mr. Staab’s termination occurs during his first nine months of employment, but following a change in control, the foregoing cash and healthcare severance benefits will be reduced by 50%.
In addition, all of his time-based equity awards will vest on an accelerated basis in the event of a change in control on or prior to December 31, 2021, provided Mr. Staab is employed by or providing services to us on such date.
Payments due to Mr. Staab in connection with his termination without cause or resignation for good reason are subject to his execution of a general release of claims and continued compliance with applicable restrictive covenants.
Defined Terms Under Employment Letters
For purposes of the employment letters with our named executive officers:
•
“Cause” means a named executive officer’s: (1) intentional theft, willful misconduct, or breach of fiduciary duty for personal gain, (2) material failure to comply with our code of conduct and other written policies, (3) material and intentional theft or destruction of company property, (4) willful act that is detrimental to our reputation or business, (5) repeated failure to perform the named executive officer’s duties after an opportunity to cure the failure, (6) material breach of any agreement or covenant with the Company that is not cured within 20 days, or (7) conviction of any criminal act involving moral turpitude.

•
“Good reason” means a named executive officer’s voluntary resignation following our failure to cure: (1) a material diminution in authority, duties or responsibilities, (2) for Mr. Curtis, a requirement that he report to anyone other than our board of directors, (3) a material reduction in the named executive officer’s base salary, (4) a material change in the location at which he must perform his duties, or (5) any material breach of the employment letters.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding equity awards granted to our named executive officers that remained outstanding as of December 31, 2020.
		Stock Awards
	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Nicholas T. Curtis	July 22, 2020	558,813	4,051,394
	December 7, 2020	111,763	810,282
Alan B. Connaughton	July 22, 2020	171,479	1,243,223
	December 7, 2020	34,296	248,646
Thomas R. Staab, II	July 22, 2020	92,365	669,646
	December 7, 2020	18,473	133,929
(1)
Represents shares of restricted stock which will vest in quarterly installments over a three-year period, with vesting of the remaining restricted stock shown in the table above occurring in January, May, August and November of 2021, 2022 and 2023, subject to continued employment or service through the vesting date. In addition, the restricted stock will vest on an accelerated basis in the event of a change in control of the Company, an executive officer’s death or disability, or his termination of employment by the Company other than for cause (with each such term defined in his employment agreement).

(2)	The market value per share was calculated using the closing price per share of our common stock on December 31, 2020 ($7.25).
Other Elements of Compensation
Perquisites, Health, Welfare and Retirement Benefits
Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the generally on same basis as all of our other employees. We provide a 401(k) plan to our employees, including our current named executive officers, as discussed in the section below entitled “401(k) Plan.”
We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. Our board of directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.
401(k) Plan
Our employees participate in a defined contribution employee retirement plan, or 401(k) plan, maintained by PDL. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as other eligible employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) plan provides that each participant may make pre-tax deferrals from his or her compensation up to the statutory limit, which is $19,500 for calendar years 2020 and 2021, and other testing limits. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar years 2020 and 2021 could be up to an additional $6,500 above the statutory limit. We also provide a matching contribution equal to 100% of an employee’s first 3% of contributions and 50% of the next 2% of contributions. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.
Nonqualified Deferred Compensation
We have not historically maintained nonqualified defined contribution plans or other nonqualified deferred compensation plans.
Termination or Change in Control Benefits
Our executive officers may become entitled to certain benefits or enhanced benefits in connection with a qualifying termination or a change in control of our company. Each of our executive officers’ employment agreements entitles them to certain benefits, upon a qualifying termination and in connection with a change in control of our company. For additional discussion, please see “Employment Agreements with our Named Executive Officers.”

Director Compensation
We provide compensation to our non-employee directors in the form of cash and stock-based compensation. During 2020, prior to the consummation of the Spin-Off, we paid Dr. Link an annual cash retainer of $100,000, we paid Mr. McLaughlin an annual cash retainer of $50,000, and we paid each of our other non-employee directors an annual cash retainer of $36,000. We have reimbursed, and will continue to reimburse, our non-employee directors for their actual out-of-pocket costs and expenses incurred in connection with attending board meetings.
In July 2020, Drs. Lindstrom and Link and Mr. Winer were granted 160,636, 400,787 and 20,079 shares of restricted stock, respectively, under our 2020 Plan, with “target percentages” under such awards of 1.6%, 4.0% and 0.2%, respectively (the “July 2020 Director Awards”). The July 2020 Director Awards are subject to the same terms and conditions as the July 2020 Awards granted to our named executive officers and described above under “Executive Compensation – Narrative Disclosure to Compensation Tables – Equity Base Incentive Awards.” In addition, restricted stock will vest on an accelerated basis in the event of a change in control of the Company or a director’s death or disability.
At the time of the Spin-Off, our board of directors waived the clawback provision and none of the July 2020 Director Awards originally granted to the directors was forfeited in connection with the Spin-Off. The number of restricted stock awards retained by our directors were in the following amounts: Dr. Lindstrom, 1,408 shares; and Dr. Link, 2,717 shares. In addition, our board of directors determined that Mr. Winer’s holdings at the time of the Spin-Off were below his target percentage of 0.2% and determined to award him an additional restricted stock award of 51 shares in October 2020, which additional award had the same terms and conditions as his July 2020 Director Award.
On December 7, 2020, our board of directors approved awards of restricted stock to each of Drs. Lindstrom and Link and Mr. Winer in connection with an amendment to their July 2020 Director Awards, which modified and extended the vesting schedule to provide for quarterly vesting of these grants rather than three cliff vesting dates as originally issued. The board of directors approved amendments to each such director’s July 2020 Director Award to amend and extend the vesting schedule applicable to such July 2020 Director Award. In order to comply with tax laws and to recognize the director’s agreement to an extension of the vesting schedule of the July 2020 Director Awards, each director was issued an additional restricted stock award, which represented 20% of the total number of shares subject to his July 2020 Director Award, as follows: Dr. Lindstrom, 32,127 shares of restricted stock; Dr. Link, 80,157 shares of restricted stock; and Mr. Winer, 4,026 shares of restricted stock. The newly-awarded restricted stock will vest on the same amended vesting schedules applicable to the amended July 2020 Director Award, which amended vesting schedules provide for vesting in quarterly installments over a three-year period following the amendment date, subject to continued service through the vesting date. In addition, consistent with the terms of the July 2020 Director Awards, the restricted stock will vest on an accelerated basis in the event of a change in control of the Company or a director’s death or disability. The new restricted stock awards were granted pursuant to the 2020 Plan.
In connection with the Spin-Off, we adopted a non-employee director compensation program that provides for annual retainer fees and/or long-term equity awards for our non-employee directors. Under the non-employee director compensation program, each non-employee director receives an annual retainer of $50,000, with the chairperson receiving an annual retainer of $75,000. Non-employee directors serving as the chairs of the audit, compensation and nominating and corporate governance committees receive additional annual retainers of $15,000, $10,000 and $9,000, respectively. Non-employee directors serving as members of the audit, compensation and nominating and corporate governance committees receive additional annual retainers of $7,500, $5,000 and $4,500, respectively.
Non-employee directors who are newly elected or appointed to our board of directors will receive initial stock option awards having a value of $200,000, calculated based on the Black-Scholes value on the grant date, vesting over three years with one-third of such options vesting on the first anniversary of the date of such election or appointment to the board of directors and the remainder vesting in equal monthly installments over the remaining two years thereafter. On the date of each annual meeting of our stockholders following the Spin-Off, each non-employee director will receive an annual stock option award having a value of $100,000, calculated based on the Black-Scholes value on the grant date, which annual awards will vest in equal monthly installments over 12 months following the grant date. Additionally, equity awards granted to our non-employee directors will vest upon a change in control of our company or upon a director’s death or disability.
Compensation under our non-employee director compensation policy is subject to the annual limits on non-employee director compensation set forth in the 2020 Plan. Our board of directors or its authorized committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, subject to the annual limit on non-employee director compensation set forth in the 2020 Plan. As provided in the 2020 Plan, our board of directors or its authorized committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the board of directors or its authorized committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving non-employee directors.
The following table summarizes compensation received by our non-employee directors during the year ended December 31, 2020. Nicholas T. Curtis is not included in the following table as he served as an executive officer during 2020 and his compensation is included in the Summary Compensation Table in the “Executive and Director Compensation” section above.
Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Richard L. Lindstrom, M.D.	36,000	1,967,335	2,003,335
William J. Link, Ph.D.	100,000	4,908,215	5,008,215
John P. McLaughlin	50,000	—	50,000
Gary M. Winer	36,000	246,484	282,484
(1)
Represents the grant date fair value of restricted stock awards during 2020 computed in accordance with FASB ASC 718. See Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 12, 2021, for a description of the assumptions used in valuing these awards.

The aggregate number of shares subject to restricted stock awards outstanding at December 31, 2020 for the individuals who served as non-employee directors during 2020 was as follows:
Name	Number of Shares of Restricted Stock Outstanding at December 31, 2020
Richard L. Lindstrom, M.D.	184,731
William J. Link, Ph.D.	460,905
John P. McLaughlin	—
Gary M. Winer	23,753

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes securities available under our equity compensation plans as of December 31, 2020. As of December 31, 2020, our 2020 Incentive Award Plan and our 2020 Employee Stock Purchase Plan were our only outstanding equity compensation plans.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted average per share exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	—	—	1,527,898(1)
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	1,527,898
(1)	Includes 340,000 shares available for issuance under our 2020 Employee Stock Purchase Plan, of which 340,000 were eligible for purchase during the offering period in effect on December 31, 2020.

STOCK OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information relating to the beneficial ownership of our common stock as of March 25, 2021 by:
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock outstanding;
•	each of our directors;
•	each of our named executive officers for 2020; and
•	all directors and executive officers as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any applicable community property laws.
The percentage of shares beneficially owned is computed on the basis of 10,932,703 shares of our common stock outstanding as of March 25, 2021. Shares of our common stock that a person has the right to acquire within 60 days of March 25, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o LENSAR, Inc., 2800 Discovery Drive, Orlando, Florida 32826.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Holders of More than 5%:
Silver Point Capital, L.P.(1)	1,053,389	9.6%
Dimensional Fund Advisors LP (2)	702,209	6.4%
Park West Asset Management(3)	697,914	6.4%
Madison Avenue Partners, LP(4)	637,208	5.8%
BlackRock, Inc.(5)	620,685	5.7%

Named Executive Officers and Directors:
Nicholas T. Curtis(6)	740,850	6.8%
Alan B. Connaughton(7)	251,221	2.3%
Thomas R. Staab, II(8)	115,657	1.1%
Richard L. Lindstrom, M.D.(9)	203,463	1.9%
William J. Link, Ph.D.(10)	507,694	4.6%
John P. McLaughlin	40,058	*
Elizabeth G. O'Farrell	7,000	*
Aimee S. Weisner	—	—
Gary M. Winer(11)	25,267	*

All executive officers and directors as a group (9 persons)(12)	1,891,210	17.3%
*	Represents less than 1%.
(1)
Based on information reported on a Schedule 13G/A filed on February 16, 2021 jointly filed by Silver Point Capital, L.P., (“Silver Point”), on behalf of it and its wholly-owned subsidiaries, Silver Point Capital Offshore Master Fund, L.P. , Silver Point Distressed Opportunities Fund, L.P., Silver Point Distressed Opportunities Offshore Master Fund, L.P., Silver Point Distressed Opportunity Institutional Partners, L.P. and Silver Point Distressed Opportunity Institutional Partners Master Fund (Offshore), L.P.2 Silver Point (collectively, the “Funds”), and Edward A. Mulé, and Robert J. O'Shea have shared voting and dispositive power over 1,053,389 shares of our common stock.. Silver Point

Capital Management, LLC (“Management”) is the general partner of Silver Point and as a result may be deemed to be the beneficial owner of the securities held by the Funds. Each of Mr. Mulé and Mr. O'Shea is a member of Management and has voting and investment power with respect to the securities held by the Funds and may be deemed to be a beneficial owner of the securities held by the Funds. The business address of each of the reporting persons listed in this footnote is Two Greenwich Plaza, Greenwich, CT 06830.
(2)
Based on information reported on a Schedule 13G filed on February 12, 2021, Dimensional Fund Advisors LP furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this table are owned by the Funds and Dimensional disclaims beneficial ownership of such securities. As of the date of this filing, the Funds have sole voting power over 669,960 shares of our common stock and sole dispositive power over 702,209 shares of our common stock. To the know ledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities. The business address of each of the reporting persons listed in this footnote is 6300 Bee Cave Road Building One, Austin, TX 78746.

(3)
Based on information reported on a Schedule 13G/A jointly filed on February 16, 2021 by (i) Park West Asset Management LLC (“PWAM”), (ii) Park West Investors Master Fund, Limited, (“PWIMF”) and (iii) Peter S. Park (“Mr. Park”). PWAM is the investment manager to PWIMF and Park West Partners International, Limited. Mr. Park, through one or more affiliated entities, is the controlling manager of PWAM. PWAM and Mr. Park have shared voting and dispositive power over 697,914 shares of our common stock and PWIMF has shared voting and dispositive power over 634,781 shares of our common stock. The business address of each of the reporting persons listed in this footnote is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

(4)
Based on information reported on a Schedule 13G filed on February 12, 2021, Madison Avenue Partners, LP has sole voting and dispositive power over 637,208 shares of our common stock. The business address of Madison Avenue Partners, LP is 150 East 58th Street, 14th Floor, New York, NY 10155.

(5)
Based on information reported on a Schedule 13G filed on February 2, 2021, BlackRock, Inc. has sole voting power over 610,954 shares of our common stock and sole dispositive power over 620,685 shares of our common stock. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)	Includes for Mr. Curtis 583,110 shares of unvested restricted stock that are subject to forfeiture.
(7)	Includes for Mr. Connaughton 195,976 shares of unvested restricted stock that are subject to forfeiture.
(8)	Includes for Mr. Staab 91,562 shares of unvested restricted stock that are subject to forfeiture.
(9)	Includes for Dr. Lindstrom 160,636 shares of unvested restricted stock that are subject to forfeiture.
(10)	Includes for Dr. Link 400,787 shares of unvested restricted stock that are subject to forfeiture.
(11)	Includes for Mr. Winer 15,299 shares of unvested restricted stock that are subject to forfeiture.
(12)	Includes a total of 1,447,370 shares of unvested restricted stock held by our directors and executive officers that are subject to forfeiture.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, our principal accounting officer and persons who beneficially own more than 10% of our common stock to file with the SEC reports of their ownership and changes in their ownership of our common stock. To our knowledge, based solely on review of the copies of such reports and amendments to such reports with respect to the year ended December 31, 2020 filed with the SEC and on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers, principal accounting officer and beneficial owners of greater than 10% of our common stock were filed on a timely basis during the year ended December 31, 2020 other than a Form 4 for each of Messrs. Connaughton, Curtis, Staab and Winer and Drs. Lindstrom and Link, each related to equity awards granted December 7, 2020 and inadvertently filed late on December 10, 2020.

CERTAIN TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures on Transactions with Related Persons
Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board has adopted a written policy on transactions with related persons, which requires that our audit committee approve or ratify “related person transactions” (as defined in the policy) that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires disclosure, subject to certain exceptions, of transactions in which we were or are to be a participant and the amount involved exceeds $120,000 (or such other amount is applicable while we remain a smaller reporting company) and in which any “related person” as defined under Item 404(a) of Regulation S-K had or will have a direct or indirect material interest. It is our policy that a director not participate in the approval of a related person transaction as to which he or she is a “related person.” Each of the “related person transactions” described herein entered into following the adoption of our related person transaction policy was approved in accordance with such policy.
Historical Relationship with PDL
From October 2013 to May 2017, PDL BioPharma, Inc. (“PDL”) provided us debt financing under various credit agreements. We became a direct subsidiary of PDL as of May 11, 2017 when PDL acquired all of our outstanding equity in exchange for cancellation of PDL’s claims as a secured creditor in Chapter 11 bankruptcy proceedings. At that time, PDL also expanded the debtor-in-possession financing to a broader, secured, first priority $8.6 million term loan facility, or the Credit Agreement, to support our operations post-bankruptcy. The Credit Agreement was amended in April 2019 to increase the size of the term loan facility by an additional $17.0 million dollars, and it was further amended in April 2020 to increase the size of the term loan facility by an additional $7.0 million dollars. In July 2020, we entered into a contribution and exchange agreement with PDL, whereby we issued to PDL a total of 2,806,244 shares of our common stock in exchange for the extinguishment of the $32.6 million outstanding, including accrued interest, we owed to PDL under the Credit Agreement.
In connection with our bankruptcy proceedings, we issued to PDL an aggregate of 30,000 shares of our Series A Preferred Stock for an aggregate price of approximately $30 million. The Series A Preferred Stock has an aggregate liquidation preference of $30 million, plus all accrued and unpaid dividends (whether or not declared). Dividends on each share of preferred stock initially accrued on an annual basis at a rate of 15.00% per annum of the stated value, and subsequently decreased to 5.0% per annum of the liquidation price effective January 1, 2019 as amended in December 2018. In July 2020, we exchanged all 30,000 shares of our Series A Preferred Stock, including any accrued and unpaid dividends thereon, for a total of 3,414,825 shares of our common stock. We currently do not have any shares of Series A Preferred Stock outstanding.
PDL currently provides certain corporate administrative support services to us and the costs associated with these functions have been charged to us in association with the Spin Off and our Transition Services Agreement discussed below. Historically and prior to our Spin Off, PDL has provided organizational oversight, employee benefits, finance and accounting, risk management, professional services, and legal, among other services to us and has charged us for these services. For the years ended December 31, 2020 and 2019, expenses allocated to us, including those charged to us, were $3.4 million and $4.4 million, respectively. In July 2020, we issued an additional 740,740 shares of our common stock to PDL in exchange for $8.0 million. In August 2020, we received cash of $29.0 million from PDL. We issued 746,767 shares of common stock to PDL in exchange for $8.3 million and the remaining $20.7 million was a cash contribution from PDL.
In August 2020, we distributed 100% of our ownership interest in our wholly owned subsidiary, PDL Investment Holdings, LLC to PDL. PDL Investment Holdings, LLC does not and did not hold any assets related to our business.
Separation and Distribution Agreement
We entered into a separation and distribution agreement (the “Separation and Distribution Agreement”) with PDL in connection with our separation from PDL (the “Separation”) and the distribution of all of our outstanding shares of common stock held by PDL on a pro rata basis to holders of PDL common stock (the “Distribution” and, together with the Separation, the “Spin-Off”). The Separation and Distribution Agreement sets forth the agreements that govern certain aspects of our relationship with PDL following the Spin-Off.

Distribution. On the Distribution date, PDL distributed to its stockholders 0.075879 shares of our common stock for every one share of PDL common stock held by PDL stockholders.
Removal of Guarantees and Releases from Liabilities. The Separation and Distribution Agreement requires each party to use commercially reasonable efforts to remove as the other party and its subsidiaries and affiliates as guarantor of any of the first party’s obligations. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between any of the PDL Entities and any of the LENSAR Entities.
Release of Claims. The Separation and Distribution Agreement provides for a full and complete release and discharge of all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the effective time of the Distribution, between or among any of PDL or its subsidiaries (“PDL Entities”) and any of us and our subsidiaries, except as expressly set forth in the Separation and Distribution Agreement.
Indemnification. We and PDL have agreed to indemnify each other and each of our and their respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives against all liabilities to the extent relating to or arising out of our or their respective business as conducted at any time, including any breach by such company of the Separation and Distribution Agreement, and, with respect to information contained in the registration statement on Form 10 filed with the SEC in connection with the Spin-Off, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that PDL has agreed to indemnify us solely with respect to information regarding any of the PDL Entities provided to us by any of the PDL Entities for inclusion therein.
Exchange of Information. We and PDL have agreed to provide each other with information relating to the other party or the conduct of its business prior to the Spin-Off, and information reasonably necessary to prepare financial statements and any reports or filings to be made with any governmental authority. We and PDL have also agreed to retain such information in accordance with our and their respective record retention policies as in effect on the date of the Separation and Distribution Agreement and to afford each other access to former and current representatives as witnesses or records as reasonably required in connection with any relevant litigation.
Transition Services Agreement
PDL historically provided us with certain administrative support functions, including accounting and other financial functions. We entered into a transition services agreement (the “Transition Services Agreement”) with PDL, pursuant to which, in exchange for the fees specified in such agreement, PDL continues to provide such services (through various separate work streams) to us on an interim basis, ranging in duration from two to nine months, with the majority of such services being provided for a duration of six months. We believe that the terms and conditions under the Transition Services Agreement, including the pricing, are arms’ length.
The agreed upon charges for such services are either (i) generally intended to allow PDL to recover all out-of-pocket costs and expenses, along with a pre-determined mark-up of such out-of-pocket costs and expenses or (ii) where available, a benchmark market based rate for the service. We paid PDL $28,000 pursuant to the Transition Services Agreement for the year ended December 31, 2020. As of March 31, 2021, substantially all of the services under the Transition Services Agreement had been rendered and the expenses incurred and paid.
Pursuant to the Transition Services Agreement, each of PDL and LENSAR have agreed to customary confidentiality agreements regarding any confidential information of the other party received in the course of performance of the services. The Transition Services Agreement will continue in effect until the earliest of (i) the date all transition services have expired in accordance with the terms of the agreement, (ii) the date all transition services have been terminated in accordance with the terms of the agreement or (iii) the date on which the agreement is terminated as a whole. If one party defaults under the agreement, the non-defaulting party may terminate any service affected by such breach or the agreement in its entirety.
We also may incur direct fees for any additional services that we ask PDL to provide. In the event that we ask PDL to provide such additional services, we will negotiate with PDL regarding the terms and conditions for such services and the fees related thereto.

Tax Matters Agreement
In connection with the Distribution, we and PDL entered into a tax matters agreement (the “Tax Matters Agreement”). The Tax Matters Agreement governs the respective rights, responsibilities and obligations of us and PDL with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes.
Our obligations under the Tax Matters Agreement are not limited in amount or subject to any cap. Further, even if we are not responsible for tax liabilities of PDL and its subsidiaries under the Tax Matters Agreement, we nonetheless could be liable under applicable tax law for such liabilities if PDL were to fail to pay them. If we are required to pay any liabilities under the circumstances set forth in the Tax Matters Agreement or pursuant to applicable tax law, the amounts may be significant.
Under the Tax Matters Agreement and subject to certain exceptions, we generally are liable for, and will indemnify PDL against, taxes reported on our separate tax returns, and PDL generally is liable for, and will indemnify us against, taxes reported on its tax returns. Each party is generally responsible for preparing and filing its own tax returns. We did not make any payments to PDL pursuant to the Tax Matters Agreement for the year ended December 31, 2020.
Potential Conflicts of Interest
A number of our directors and officers continue to own PDL common stock, as well as, in some cases, equity awards covering PDL stock. The direct interests of our directors and officers in common stock of PDL could create, or appear to create potential conflicts of interest with respect to matters involving both PDL and us that could have different implications for PDL than they do for us. As a result, we may be precluded from pursuing certain opportunities on which we would otherwise act, including growth opportunities.
We and PDL operate independently, and neither has any ownership interest in the other. Our executive officers and members of our board of directors have fiduciary duties to our stockholders. Likewise, any such persons who serve in similar capacities at PDL have fiduciary duties to that company’s stockholders. Therefore, such persons may have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting more than one of the companies to which they owe fiduciary duties. Any potential conflicts that arise will be addressed on a case-by-case basis, keeping in mind the applicable fiduciary duties owed by the directors of each issuer.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. Further, pursuant to our indemnification agreements and directors’ and officers’ liability insurance, our directors and executive officers are indemnified and insured against the cost of defense, settlement or payment of a judgment under certain circumstances.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our annual meeting of stockholders to be held in 2022 (the “2022 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 2800 Discovery Drive, Orlando, Florida 32826, in writing not later than December 6, 2021.
Stockholders intending to present a proposal at our 2022 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2022 Annual Meeting no earlier than the close of business on January 18, 2022 and no later than the close of business on February 17, 2022. The notice must contain the information required by our Bylaws. In the event that the date of the 2022 Annual Meeting is more than 30 days before or more than 60 days after May 18, 2022, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2022 Annual Meeting and not later than the close of business of the 90th day prior to the 2022 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.
We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
HOUSEHOLDING
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
2020 ANNUAL REPORT
Our 2020 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, is being mailed with this Proxy Statement to those stockholders that receive this Proxy Statement in the mail. Stockholders that receive the Notice and Access Card can access our 2020 Annual Report, including our Annual Report on Form 10-K for 2020, at www.proxyvote.com.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary, LENSAR, Inc., 2800 Discovery Drive, Orlando, Florida 32826.

Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice and Access Card or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.
By Order of the Board of Directors

/s/ Nicholas T. Curtis
Nicholas T. Curtis
Chief Executive Officer
Orlando, Florida
April 5, 2021

LENSAR, INC.
2800 DISCOVERY DRIVE
SUITE 100
ORLANDO, FL 32826

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 17, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LNSR2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 17, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47268-P49936

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENSAR, INC.

The Board of Directors recommends you vote FOR each of the Nominees listed in Proposal 1 and FOR Proposal 2:

	For All	Withhold All	For All Except
1. Election of Class I Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John P. McLaughlin
02) Elizabeth G. O'Farrell
03) Gary M. Winer

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as LENSAR's independent registered accounting firm for fiscal 2021.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D47269-P49936

LENSAR, INC.
Annual Meeting of Stockholders
May 18, 2021, 11:30 A.M., Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) each of Nicholas Curtis and Thomas R. Staab, II, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LENSAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 A.M., Eastern Time, on May 18, 2021 at www.virtualshareholdermeeting.com/LNSR2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations as indicated on the reverse side, and in the discretion of the proxies with respect to such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side